 Exhibit 16

[LETTERHEAD]

December 9, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Follmer Rudzewicz PLC was previously the independent auditor for Childtime Children’s Centers 401(k) Savings & Retirement Plan, and reported on the financial statements of the Plan for the fiscal years ended December 31, 2003 and 2002. On or about, August 1, 2004, the partners of Follmer Rudzewicz PLC joined a new limited liability partnership UHY LLP. We have read the Plan’s statements included under Item 4.0.1 of its Form 8-K, dated December 9, 2004, and we agree with such statements.

/s/	Follmer Rudzewicz PLC

Follmer Rudzewicz PLC